EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Superior Energy Services, Inc.:

We consent (i) to the use of our report dated February 25, 2011, except as to notes 21 and 23, which are as of October 25, 2011, with respect to the consolidated financial statements, which report appears in the Form 8-K of Superior Energy Services, Inc. dated October 25, 2011, incorporated by reference herein, and (ii) to the use of our reports with respect to the consolidated financial statements and financial statement schedule, and the effectiveness of internal control over financial reporting, which reports appear in the December 31, 2010 annual report on Form 10-K of Superior Energy Services, Inc., incorporated by reference herein.

Our reports refer to a change in the method of accounting for business combinations.

/s/ KPMG LLP
KPMG LLP

New Orleans, Louisiana

February 7, 2012